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                                                                   Exhibit 3.29

                            ARTICLES OF AMENDMENT BY
                  SHAREHOLDERS TO THE ARTICLES OF INCORPORATION
                      OF DULWORTH OFFICE FURNITURE COMPANY


To the Secretary of State:

      Pursuant to the provisions of Chapter 271B of the Kentucky Revised Statutes, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose, submits the following statement:

1. The name of the corporation is Dulworth Office Furniture Company.

2. On September 25, 1998, the corporation adopted the following amendment(s) of its Articles of Incorporation:

                                                   See attached.


3. If not contained in the amendment itself, the manner in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be implemented as follows: Upon the effectiveness of this amendment, the 100 shares of Common Stock, no par value per share of the Corporation (the "Old Stock"), that are issued and outstanding shall be converted into 1,000 issued shares of Common Stock, no par value per share, of the Corporation (the "New Stock"), on the basis of ten shares of New Stock for each share of Old Stock. Upon the effectiveness of this amendment, holders of issued shares of the Old Stock, upon surrendering certificates evidencing the issued shares of Old Stock for cancellation, shall be entitled to receive certificates for shares of the New Stock on the basis set forth above.

4. The amendment(s) were adopted by shareholder action. At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the amendment, and the vote of such shares was:




 VOTING                NUMBER OF            NUMBER            NUMBER OF           NUMBER OF            NUMBER OF
 GROUP                   VOTES                OF               VOTES              UNDISPUTED           UNDISPUTED
                      OUTSTANDING          ENTITLED         REPRESENTED             SHARES               SHARES
                                            TO BE              AT THE             VOTED FOR           VOTED AGAINST
                                             CAST             MEETING
----------         ---------------      ---------------  ------------------   ----------------     ------------------
Common Stock             100                  100                100                 100                    0
                   ---------------      ---------------  ------------------   ----------------     ------------------


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5.    If the amendment is not to be effective when these articles are filed by the Secretary of State, the date it will be effective is October 1, 1998.


Dated September 25, 1998

                                       Dulworth Office Furniture Company


                                       By:   /s/ Kathleen M. Delaney
                                           ------------------------------------
                                           Kathleen M. Delaney, Vice President





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1.    Article III is hereby amended and reads as follows:
      "The purpose of the corporation is to engage in any activity or transaction which is legal under the laws of Kentucky and to have and exercise all powers as may be lawful under the laws of the State of Kentucky."

2.    Article IV is hereby amended and reads as follows:
      "The number of shares the corporation is authorized to issue is: 1,000 shares, all of which shall be common stock of the same class and shall be without par value, and shall be entitled to one vote per share."